Exhibit 10.1

Execution Copy

ASSET PURCHASE AGREEMENT

Among

NEW ACTON MOBILE INDUSTRIES LLC

and

MOBILE MINI, INC.

Dated as of April 16, 2015

EXHIBITS

Exhibit A	Form of Bill of Sale and Assignment/Assumption Agreement
Exhibit B	Form of FIRPTA Affidavit
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Transition Services Agreement
Exhibit E	Terms of R&W Insurance Policy

i

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of April 16, 2015, between Mobile Mini, Inc., a corporation organized under the Laws of Delaware (the “Seller”), and New Acton Mobile Industries LLC, a limited liability company organized under the Laws of Delaware (the “Purchaser”). The Seller and the Purchaser are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Seller is engaged in, among other things, the Business (as hereinafter defined); and

WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Purchased Assets (as hereinafter defined), and in connection therewith the Purchaser is willing to assume from the Seller all of the Assumed Liabilities (as hereinafter defined), upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, and covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. For purposes of this Agreement:

“Action” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, Controls, is controlled by, or is under common control with, such specified Person. For purposes of this Agreement, neither the Agent nor any Lender will be considered an Affiliate of the Seller or any of its respective Affiliates.

“Agent” means Deutsche Bank AG New York Branch, as agent under the Credit Agreement.

“Ancillary Agreements” means the Bill of Sale, the FIRPTA Affidavit, the Escrow Agreement and the Transition Services Agreement.

“Assigned Contracts” means, other than the Excluded Contracts, any Contracts, including the Leases and Other Contracts, to which the Seller is a party and that are listed on Section 3.07 of the Disclosure Schedule.

“Bill of Sale” means the Bill of Sale and Assignment/Assumption Agreement to be executed by the Seller and the Purchaser at the Closing, substantially in the form attached hereto as Exhibit A.

“Business” means the business, as conducted by the Seller and its Subsidiaries, of providing modular offices to customers in the U.S., including the Mobile Offices. For the avoidance of doubt, the “Business” shall not include any asset, lease or claim relating to the Seller’s portable storage steel containers or steel ground-mounted “security offices”.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by applicable Law to be closed in New York, New York.

“Closing Date Payment” means an amount equal to the sum of (i) the Purchase Price, minus (ii) the Escrow Amount, minus (iii) the Transaction Expenses of the Seller as directed by the Seller, minus (iv) an amount equal to the customer deposits and pre-paid items described in Section 2.01(a)(viii) as of the Closing Date, and minus (v) $211,706.45, representing a fifty-percent (50%) portion of the premium and related costs for the R&W Insurance Policy paid by the Purchaser pursuant to Section 7.04.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contract” means any contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement or instrument or any binding commitment to enter into any of the foregoing.

“Control” (including the terms “controlled by” and “under common control with”) means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by Contract, credit arrangement or otherwise.

“Conveyance Taxes” means all sales, use, transfer, stamp, stock transfer, recording, registration, documentary, filing, real property transfer and similar taxes, fees or charges (together with any interest, penalties or additions in respect thereof) imposed by any Governmental Authority in respect of the Purchased Assets that become payable in connection with the transactions contemplated by this Agreement.

“Credit Agreement” means the ABL Credit Agreement, dated as of February 22, 2012, by and among the Seller, the Agent and the Lenders party thereto, as amended by the Incremental Commitment Agreement, dated as of December 10, 2014.

“Denied Loss” means Losses (or any portion thereof) if coverage for such Losses (or any portion thereof) has been denied under the R&W Insurance Policy and subsequently remains unpaid following one year of diligent and good faith pursuit by the Purchaser to obtain coverage under the R&W Insurance Policy. “Denied Loss” shall not mean any portion of such denial that is (a) based on clause (i) or (iii) of Exclusion 4(a); (b) with regard to Exclusion 4(c) that is based on any conduct of a Purchaser Indemnified Party or one of its Affiliates; (c) based on exhaustion of limits or failure to satisfy a retention; or (d) based on a failure of the Purchaser or its Affiliates to satisfy any condition or Policy term, including without limitation cooperation and notice.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date of this Agreement, delivered by the Seller to the Purchaser in connection with this Agreement.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien, or encumbrance.

“Environmental” means any soil, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supplies, land, sediments, surface or subsurface strata, flora, fauna, ambient air (including indoor air), and any other environmental medium or natural resource.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Excluded Contracts” means each Contract of the Seller set forth on Section 1.01(a) of the Disclosure Schedule.

“Excluded Taxes” means (i) all Taxes of the Seller, or for which the Seller is liable, for any Taxable Period, (ii) all Taxes related to the Excluded Assets or Excluded Liabilities for any Taxable Period, and (iii) all Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any Taxable Period that ends on or before the Closing Date and, with respect to any Taxable Period beginning before and ending after the Closing Date, for the portion of such Taxable Period ending on the Closing Date, subject to Section 7.03.

“Financial Statements” means the unaudited internally prepared balance sheet and income statement of the Business as of December 31, 2014, and such additional monthly and/or quarterly balance sheet(s) and income statement(s) prepared by the Company prior to the Closing Date.

“FIRPTA Affidavit” means an affidavit from the Seller, substantially in the form attached hereto as Exhibit B, certifying that the Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

“GAAP” means the United States generally accepted accounting principles in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, (i) any indebtedness for borrowed money (including the issuance of any debt security) to any Person, (ii) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person, (iii) any capital lease obligations properly categorized as such under GAAP to any Person, (iv) any obligations in respect of letters of credit and bankers’ acceptances, but only to the extent currently drawn upon, or (v) any guaranty of any such obligations described in clauses (i) through (iv) of any Person, and, in each case, together with all interest, fees and penalties relating to any of the foregoing. For the avoidance of doubt, the term “Indebtedness” shall not include accounts payable to trade creditors, including checks in transit, that arose in the ordinary course of business.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Seller pursuant to Section 10.02 or the Purchaser pursuant to Section 10.03, as the case may be.

“IRS” means the Internal Revenue Service of the United States.

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement, rule of law (including common law), consent decree or judgment, in each case of any Governmental Authority, including all Environmental Laws.

“Lenders” means the banks and other lending institutions that are from time to time party to the Credit Agreement as lenders.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any applicable Law, Action or Governmental Order and those arising under any Contract.

“Material Adverse Effect” means any event, circumstance, change in or effect (each, an “Effect”) on the Seller and/or its Subsidiaries that is, or is reasonably expected to be, materially adverse to the results of operations or the financial condition of the Business, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be taken into account in determining whether there has been a “Material Adverse Effect”, (i) any failure by the Seller or any of its Subsidiaries to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period (provided that this exception shall not prevent or otherwise effect any determination that any Effect underlying such failure has resulted in, or contributed to, a Material Adverse Effect), (ii) any adverse Effect directly related to the announcement or pendency of the transactions contemplated by this Agreement or any of the Ancillary Agreements (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees), (iii) adverse Effects that generally affect the industries or segments thereof in which the Seller and/or its Subsidiaries operate (including legal and regulatory changes), (iv) general business, economic or political conditions (or changes therein), (v) adverse Effects affecting the financial, credit or securities markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates, (vi) changes or modifications in accounting requirements or principles or applicable Law or the interpretation or enforcement thereof, (vii) any adverse Effect resulting from the taking of any action specifically required by this Agreement, or (viii) any adverse Effect resulting from any Excluded Asset or Excluded Liability; provided that, in the case of clauses (iii), (iv), (v), and (vi), such Effects shall be considered in determining whether there has been a “Material Adverse Effect” only if such Effects, individually or in the aggregate, have an adverse impact on the Business, taken as a whole, that is disproportionate to the adverse impact on the Business relative to other Persons operating in the same or substantially similar industry or segments in which the Business operates. References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality.

“Permit” means all material licenses, permits, agreements and authorizations required by any Governmental Authority to lawfully operate the Business as currently conducted (including any pending applications for such licenses, permits, agreements and authorizations), including any Permits required by any Environmental Law.

“Permitted Encumbrances” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens, in each case, arising or incurred in the ordinary course of business and for which adequate reserves have been established in accordance with GAAP, (iii) any zoning, entitlement and other land use and Environmental regulations by Governmental Authorities, in each case, which individually or in the aggregate do not materially impair or interfere with the present use of the Purchased Assets and which do not render title to any of the Purchased Assets unmarketable, and (iv) items disclosed in Section 1.01(b) of the Disclosure Schedule.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, advisors or other representatives.

“Seller’s Knowledge”, “Knowledge” or similar terms used in this Agreement mean the actual knowledge after reasonable inquiry of the Persons identified on Section 1.01(c) of the Disclosure Schedule.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the present fair salable value of the property and assets of such Person exceeds the Liabilities of such Person, (b) the present fair salable value of the property and assets of the such Person is greater than the amount that will be required to pay the probable Liability of such Person on its Liabilities, as such Liabilities become absolute and matured, (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, Liabilities beyond its ability to pay such Liabilities as they become absolute and matured, and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

“Subsidiary” means, with respect to any Person, any corporation, entity or other organization of which (i) such first Person directly or indirectly owns or Controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar governing functions, or (ii) such first Person is a general partner, manager or managing member.

“Tax” or “Taxes” means, other than any Conveyance Tax, any and all federal, state, local, or non-U.S. income, gross receipts, license, capital, capital gains, franchise, value added, windfall profits, sales, use, ad valorem, goods and services, transfer, stamp, registration, property, excise, net worth, Environmental, social security, payroll, employment, unemployment, disability, estimated, alternative or add-on minimum or other taxes of any kind whatsoever (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, whether disputed or not.

“Taxable Period” means a taxable year or any other period of time which forms the basis on which any periodic Liability for Tax is determined under any applicable Law or Regulation.

“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) with respect to Taxes.

“Transition Services Agreement” means the Transition Services Agreement to be executed by the Seller and the Purchaser at the Closing, substantially in the form attached hereto as Exhibit D, regarding the provision by the Seller to the Purchaser of certain shared services currently provided by the Seller to the Business.

“U.S. Bank” means U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America

“WARN Act” shall mean the United States Worker Adjustment and Retraining Notification Act of 1988.

Section 1.02 Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Agreement”	Preamble
“Ancillary Rental Items”	2.01(a)(i)
“Apportioned Obligations”	7.03(c)
“Assumed Liabilities”	2.02(a)
“Bankruptcy and Equity Exception”	3.01
“Cap”	10.04(b)
“Closing”	2.04
“Closing Date”	2.04
“Deductible Amount”	10.04(b)
“Defense Assumption Notice”	10.05(b)
“Effective Time”	2.04
“Escrow Account”	2.03(b)
“Escrow Agent”	2.03(b)
“Escrow Agreement”	2.03(b)
“Escrow Amount”	2.03(b)
“Excluded Assets”	2.01(b)
“Excluded Liabilities”	2.02(b)
“Insurance Policies”	3.13
“Leases”	2.01(a)(iii)
“Losses”	10.02
“Mobile Offices”	2.01(a)(i)
“Other Contracts”	2.01(a)(iii)
“Over Cap”	10.04(b)
“Party” or “Parties”	Preamble
“Post-Closing Apportioned Period”	7.03(c)
“Pre-Closing Apportioned Period”	7.03(c)
“Purchase Price”	2.03(a)
“Purchased Assets”	2.01(a)
“Purchaser”	Preamble
“Purchaser Cure Period”	9.01(c)
“Purchaser Fundamental Representations”	10.04(c)
“Purchaser Indemnified Party”	10.02
“Responsible Party”	10.05(b)
“R&W Insurance Policy”	7.04
“Restricted Period”	5.05(a)
“Seller”	Preamble
“Seller Cure Period”	9.01(b)
“Seller Fundamental Representations”	10.04(b)
“Seller Indemnified Party”	10.03
“Surviving Provisions”	9.02
“Termination Date”	9.01(b)
“Terminating Seller Breach”	9.01(b)

Definition	Location
“Terminating Purchaser Breach”	9.01(c)
“Third-Party Claim”	10.05(b)
“Transaction Expenses”	11.01

Section 1.03 Interpretation and Rules of Construction.

(a) In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii) references to a Person are also to its successors and permitted assigns;

(viii) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(ix) references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

(b) Notwithstanding anything to the contrary contained in the Disclosure Schedule, in this Agreement or in the Ancillary Agreements, the information and disclosures contained in any Section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Section of such Disclosure Schedule as though fully set forth in such other Section to the extent the relevance of such information to such other Section is reasonably apparent on the face of such information or disclosure. No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of the Disclosure Schedule, shall be construed as an admission or indication that such item or other matter is material, has a Material Adverse Effect or creates a measure for, or further defines the meaning of materiality or Material Adverse Effect and their correlative terms for the purposes of this Agreement or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of the Assets.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey, and deliver to the Purchaser free and clear of all Encumbrances (other than Permitted Encumbrances), and the Purchaser shall purchase from the Seller, all of the Seller’s right, title and interest in and to the rights, properties and assets, either tangible or intangible, existing as of the Effective Time, owned, used or held for use by the Seller in connection with the Business (the “Purchased Assets”), including:

(i) the mobile offices identified by type, size and manufacturer’s serial or other identifying number on Section 2.01(a)(i) of the Disclosure Schedule (the “Mobile Offices”), owned by the Seller and used in the Business, and the steps owned by the Seller and used in the Business (the “Ancillary Rental Items”), whether held as inventory or leased to a third party;

(ii) the machinery, vehicles, and other equipment, which are identified on Section 2.01(a)(ii) of the Disclosure Schedule, owned by the Seller and used in the Business;

(iii) all of the Seller’s right, title and interest in, to and under (A) each of the customer leases, whether written or oral, relating to any Mobile Office or any Ancillary Rental Items (the “Leases”); and (B) each other Contract or other arrangement, written or oral, pursuant to which any third party uses or has possession of any Mobile Office or any of the Ancillary Rental Items (the “Other Contracts”), in each case which is identified and/or described on Section 2.01(a)(iii) of the Disclosure Schedule;

(iv) all insurance benefits, including rights and proceeds, arising from or related to the Purchased Assets, the Business, or the Assumed Liabilities, and all claims of the Seller against third parties relating to the Purchased Assets, the Business, or the Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or noncontingent, and whether arising by way of counterclaim or otherwise;

(v) all Permits, franchises or consents issued by, and all registrations and filings with, any Governmental Authority in connection with the Business, to the extent that the same (A) does not also cover any other distinct business currently conducted by the Seller and (B) is lawfully transferable to the Purchaser. Set forth on

Section 2.01(a)(v) of the Disclosure Schedule is a list of all of the Seller’s Permits, franchises, consents, registrations and filings included in the Purchased Assets and a list of all of the Seller’s Permits, franchises, consents, registrations and filings that are used in connection with the Business but not included in the Purchased Assets pursuant to Section 2.01(v)(A) or (B);

(vi) all books, records, files and marketing or promotional materials, and copies thereof, relating to the Business or the Purchased Assets;

(vii) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(viii) all customer or other deposits, pre-paid expenses, including pre-paid customer delivery and pick-up fees, and other pre-paid items relating to any of the Purchased Assets or the Business, in each case with respect to any period prior to the Closing Date if the Seller has not performed the actions necessary to ensure that the Purchaser will have no obligations in respect of such deposits, pre-paid expenses or other pre-paid items, and Seller shall provide a schedule of all such deposits and pre-paid expenses to Buyer not later than two (2) days prior to the Closing Date, and which pre-paid items will be handled pursuant to this Agreement by deducting such sum from the Closing Date Payment; and

(ix) the Business as a going concern and all of the goodwill primarily associated with the Business.

(b) Notwithstanding anything in Section 2.01(a) to the contrary, the Purchased Assets do not and shall not include any assets of the Seller that (i) are bank accounts of the Seller or the Seller’s cash on hand at the time of the Closing, (ii) relate to the Business but are identified on Section 2.01(b) of the Disclosure Schedule (if any), (iii) are customer or other deposits, pre-paid expenses, including pre-paid customer delivery and pick-up fees, and other pre-paid items relating to any of the Purchased Assets or the Business, in each case with respect to any period prior to the Closing Date if the Seller has performed the actions necessary to ensure that the Purchaser has no obligations in respect of such deposits, pre-paid expenses or other pre-paid items, (iv) are accounts receivable of the Business existing as of the Closing, and (v) include rights to the Seller’s name (collectively, the “Excluded Assets”). Any other assets of the Seller that are not listed above as Purchased Asset shall remain the property of the Seller after the Closing.

Section 2.02 Assumption and Exclusion of Liabilities.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser shall, by executing and delivering, at the Closing, the Bill of Sale, assume, and agree to pay, perform and discharge when due, the following Liabilities of the Seller (the “Assumed Liabilities”):

(i) all Liabilities of the Seller arising under the Assigned Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty, or other breach, default, or violation by the Seller on or prior to the Closing Date; and

(ii) the Liabilities related to the Business set forth on Section 2.02(a)(ii) of the Disclosure Schedule.

(b) The Seller shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser shall not assume or have any responsibility for any Liabilities of the Seller other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including the following:

(i) all Excluded Taxes;

(ii) all Liabilities arising from or relating primarily to the Excluded Assets;

(iii) the Seller’s obligations under this Agreement and the Seller’s obligations under any Ancillary Agreement;

(iv) any Liability of the Seller for costs or expenses incurred in connection with this Agreement or the transactions contemplated hereby; and

(v) any Indebtedness of the Seller or its Subsidiaries.

Section 2.03 Purchase Price; Escrow Account; Allocation of Purchase Price; Payment of Proceeds.

(a) The purchase price for the Purchased Assets shall equal $92,000,000 (the “Purchase Price”).

(b) At the Closing, Purchaser shall deliver to U.S. Bank, as escrow agent (the “Escrow Agent”), under the escrow agreement, dated as of the Closing Date, by and among the Purchaser, the Seller, the Agent and the Escrow Agent, substantially in the form attached hereto as Exhibit C hereto (the “Escrow Agreement”), an amount equal to $500,000 (the “Escrow Amount”). The Escrow Amount shall be held in an escrow account (the “Escrow Account”) in accordance with the terms of this Agreement and the Escrow Agreement and released and paid on the eighteen (18) month anniversary of Closing in accordance with the terms of this Agreement and the Escrow Agreement. The Escrow Agreement shall provide that the Escrow Amount shall be used to satisfy claims for Losses made by the Purchaser pursuant and subject to Article X hereof until the Escrow Amount is exhausted. All Parties hereto agree for all Tax purposes that (i) the right of the Seller to the Escrow Amount shall be treated as deferred contingent purchase price eligible for installment treatment under Section 453 of the Code and any corresponding provision of foreign, state or local Law, as appropriate, (ii) the Purchaser shall be treated as the owner of the Escrow Account, and all interest and earnings earned from the investment and reinvestment of the Escrow Amount, if any, or any portion thereof, shall be allocable to the Purchaser pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Section 1.468B-8, (iii) if and to the extent any amount of the Escrow Amount is actually distributed to the Seller, interest may be imputed on such amount payable to the Seller, as required by Section 483 or 1274 of the Code, and (iv) to the extent that any interest or earnings on the Escrow Amount exceed imputed interest under Sections 483 or 1274 of the Code, such earnings shall be treated as additional interest for federal income tax purposes. Clause (iv) of the preceding sentence is intended to ensure that the right of the Seller to the Escrow Amount and any interest and earnings earned thereon is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder. No Party shall take any action or filing position inconsistent with the foregoing.

(c) The Purchaser shall prepare, in good faith, a draft IRS Form 8594 allocating the Purchase Price, the Assumed Liabilities and any other relevant items or adjustments, as determined for federal income tax purposes in accordance with Section 1060 of the Code and the Regulation promulgated thereunder, within forty-five (45) days of the Closing Date and provide such draft IRS Form 8594 to the Seller for its review and comment. If the Seller objects to the Purchaser’s preparation of the IRS Form 8594, the Seller shall deliver to the Purchaser a written notice describing such objections within thirty (30) days, and the Seller and the Purchaser shall use commercially reasonable efforts to resolve such objection within twenty (20) days thereafter; provided, however, that if Seller and Purchaser are unable to resolve any such dispute within such twenty (20) day period, such dispute shall be resolved by Deloitte LLP. The fees and expenses of such accounting firm shall be borne equally by the Seller and Purchaser. In the event that the Purchase Price (or any other relevant item) is subsequently adjusted, Purchaser shall prepare a revised draft IRS Form 8594 in accordance with the previously stated methodology and provide such draft IRS Form 8594 to Seller for its review and comment. The Seller and the Purchaser shall, for all Tax purposes, treat the purchase and sale of the Purchased Assets and the Assumed Liabilities in a manner that is consistent with the IRS Form 8594 agreed to by the Parties, and neither of them (nor any of their respective Affiliates) shall take any position inconsistent therewith on any Tax Return or otherwise.

(d) For the avoidance of doubt, except for amounts disbursed to the Purchaser pursuant to the terms of this Agreement and amounts payable by the Purchaser directly to third parties under the terms of this Agreement, all cash or other monetary consideration payable at or at any time after the Closing to, or for the account of, the Seller, under this Agreement or any Ancillary Agreement (including, without limitation, all amounts payable to, or for the account of, the Seller pursuant to the Escrow Agreement) will be remitted directly to the Agent (pursuant to wire transfer or other payment instructions to be provided by the Agent) for application to the Obligations under, and as defined in, the Credit Agreement in accordance with the provisions thereof.

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of DLA Piper LLP (US), 2525 East Camelback Road, Suite 1000, Phoenix, Arizona at 10:00 a.m., Arizona time, on the date hereof or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). Notwithstanding anything to the contrary herein, the Closing will be deemed to have taken place at 11:59 p.m., Arizona time, on the day immediately prior to the Closing Date (the “Effective Time”).

Section 2.05 Closing Deliveries by the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser:

(a) executed counterparts of each Ancillary Agreement to which the Seller is a party; and

(b) a true and complete copy of the resolutions duly and validly adopted by the board of directors of the Seller evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby.

Section 2.06 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered:

(a) to an account or accounts designated by the Agent, for the account of the Seller, prior to Closing, the Closing Date Payment by wire transfer in immediately available funds;

(b) to accounts and Persons designated by the Seller prior to Closing, the Transaction Expenses owed by the Seller to such Persons;

(c) to the Seller:

(i) executed counterparts of each Ancillary Agreement to which the Purchaser is a party; and

(ii) a true and complete copy of the resolutions duly and validly adopted by the board of directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby;

(d) to the Agent, a counterpart of the Escrow Agreement signed by the Purchaser, the Seller and the Escrow Agent; and

(e) to the Escrow Agent, the Escrow Amount.

Section 2.07 Allocation of Purchase Price. The Parties agree that the Purchase Price shall be allocated among the Purchased Assets as set forth on Section 2.07 of the Disclosure Schedule, as may be amended pursuant to this Agreement, and that such allocation shall be used by the Parties in reporting the transactions contemplated by this Agreement for Tax purposes. A preliminary version of Section 2.07 of the Disclosure Schedule upon information available at the time this Agreement was executed is attached to this Agreement. In accordance with Section 2.03(c) hereof, the Purchaser shall prepare and deliver to the Seller, not later than forty-five (45) days after the Closing Date, a final copy of such Schedule, which the Parties shall attach to this Agreement and which, if timely delivered (subject to the dispute resolution provisions of Section 2.03(c)), shall replace the preliminary version.

Section 2.08 Transition Assistance. The Seller shall provide transition assistance as shall be agreed to by the Parties pursuant to the terms of the Transition Services Agreement, which agreement shall set forth the scope and cost of such services.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser, except as otherwise disclosed in the Disclosure Schedule, as of the date hereof (unless specifically made as of another date, in which case as of such other date), as follows:

Section 3.01 Organization, Authority and Qualification of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on the Business as presently conducted, to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. The execution and delivery by the Seller of this Agreement and the Ancillary Agreements to which the Seller is a party, the performance by the Seller of its obligations hereunder and under the Ancillary Agreements, and the consummation by the Seller of the transactions contemplated hereby and the transactions contemplated by the Seller under the Ancillary Agreements have been duly authorized by all requisite action on the part of the Seller. This Agreement has been, and upon their execution the Ancillary Agreements to which the Seller is a party shall be, duly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the Purchaser if Purchaser is a party to any such Ancillary Agreement) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Seller is a party shall constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency (including applicable Laws relating to fraudulent transfers), reorganization, moratorium or similar applicable Laws affecting creditors’ rights generally and the effect or availability of rules of Law governing specific performance, injunctive relief or other equitable remedies (regardless of whether considered in a proceeding at Law or in equity) (the “Bankruptcy and Equity Exception”).

Section 3.02 No Conflict. Assuming that all consents, approvals, authorizations, waivers and other actions described in Section 3.03 of the Disclosure Schedule have been obtained, and that all filings and notifications listed in Section 3.03 of the Disclosure Schedule have been made, the execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which the Seller is a party does not and will not (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of the Seller, each as amended and restated and/or amended as of the date of this Agreement, (ii) conflict with or violate any applicable Law or Governmental Order applicable to the Seller, the Business, or the Purchased Assets, (iii) conflict in any material respect with, result in any material breach of, constitute a material default (or an event which, with the giving of notice or lapse of time, or both, would become a material default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any Assigned Contract related to the Mobile Offices included in the Purchased Assets, or of any other Assigned Contract with monthly payments of $2,500 or greater, (iv) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on the Purchased Assets.

Section 3.03 Consents and Approvals. The execution, delivery and performance by the Seller of this Agreement and each Ancillary Agreement to which the Seller is a party does not and will not require any consent, approval, authorization, waiver or other order or declaration of, action by, filing with or notification to, any Governmental Authority or any other Person, except as set forth in Section 3.03 of the Disclosure Schedule.

Section 3.04 Financial Statements. The Financial Statements attached to Section 3.04 of the Disclosure Schedule (i) were derived from the books and records of the Seller and (ii) present fairly, in all material respects, the financial position of the Business set forth in such Financial Statements. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, except as set forth in Section 3.04 of the Disclosure Schedule and as otherwise may be indicated in the notes thereto and subject, in the case of any interim Financial Statements delivered to Purchaser after the date hereof, to normal and recurring year-end adjustments (the effect of which would not be materially adverse) and the lack of footnote disclosure. Seller has no material Liabilities with respect to the Business except for those Liabilities adequately reflected or reserved against in the Financial Statements and current Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Financial Statements.

Section 3.05 Certain Events. Except as set forth in Section 3.05 of the Disclosure Schedule, since December 31, 2014 the Seller has not:

(a) except in the ordinary course of business consistent with past practice, sold, transferred, leased, licensed, assigned or otherwise disposed of, any material property or assets that would otherwise have been a Purchased Asset;

(b) suffered any damage, destruction or other casualty or condemnation loss (whether or not covered by insurance) in excess of $25,000 individually or $100,000 in the aggregate or waived any rights of material value with respect to the Business or the Purchased Assets;

(c) changed its fiscal year, revalued any of its material assets included in the Purchased Assets or made any material change to its accounting methods, principles or practices, except as may be required by GAAP or applicable Law;

(d) accelerated, terminated, materially modified, or cancelled any Assigned Contracts;

(e) incurred or suffered any event, occurrence, or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(f) agreed, whether in writing or otherwise, to do or commit to do or effect any of the foregoing, or taken any action or omitted to take any action that would result in any of the foregoing.

Section 3.06 Title to and Condition of the Purchased Assets.

(a) The Mobile Offices included in the Purchased Assets constitute all of the Mobile Offices currently used in the Business.

(b) The Seller owns and has good and valid title to, and rightful possession of, all of the Purchased Assets, provided that, with respect to the Mobile Offices set forth on Section 3.06(b) of the Disclosure Schedule, Seller does not have in its possession physical title or a manufacturers statement or certificate of origin, as applicable, and such failure to hold physical title shall not in and of itself constitute a breach of this Section 3.06(b). All of the Purchased Assets are, or as of the time of the Closing shall be, free and clear of Encumbrances, except for (i) statutory Encumbrances for current Taxes not yet due and payable and (ii) the interests of the lessees or the purchasers under the Assigned Contracts, and the Seller is selling the Purchased Assets to the Purchaser hereunder free and clear of any Encumbrances of any nature, except as set forth above.

(c) The condition codes in the Seller’s mobile office database entitled “Project Mars_Fleet Detail_20150130” as of January 30, 2015 accurately reflect the present condition of the Mobile Offices, and such Mobile Offices are in the same general condition as reported in the Company’s “fleet snapshot” as of the date such condition codes were entered into the fleet detail database.

Section 3.07 Assigned Contracts. Section 3.07 of the Disclosure Schedule sets forth a true, complete and correct list or description of all of the Assigned Contracts, both written and oral, to which the Seller is a party on the date hereof; and true, complete and correct copies of such Assigned Contracts have been, or prior to the Closing Date shall have been, delivered to the Purchaser by the Seller. Except for the Assigned Contracts, there are no written or oral Contracts related to any Mobile Office. The Seller has performed all material obligations required to be performed by it under the Assigned Contracts to the date hereof. Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect and arises from rentals or sales actually performed by the Seller in the ordinary course of business. Except in respect of late payment of amounts under the Leases as of the date hereof, of which the Seller has advised the Purchaser in a separate writing or schedule, the Seller has not received a notice of any default and has no Knowledge of any default by any customer under any Assigned Contract with monthly payments over $1,000, and no event or circumstance has occurred that would constitute an event of default under any Assigned Contract or result in the termination thereof or would cause or permit the acceleration or other changes of any rights or obligation or the loss of any benefit thereunder.

Section 3.08 Litigation. Except as set forth in Section 3.08 of the Disclosure Schedule, there is no, and during the last year there has not been any, Action by or against the Seller, or, to the Seller’s Knowledge, threatened in writing, that would have an impact on the Purchased Assets, the Business or the Assumed Liabilities. There is no Governmental Order to which the

Seller is subject that would have an impact on the Purchased Assets, the Business or the Assumed Liabilities.

Section 3.09 Compliance with Laws. The Seller is conducting, and during the last two (2) years has conducted, the Business in compliance with all Laws and Governmental Orders applicable to the Business in all material respects. Except as set forth in Section 3.09 of the Disclosure Schedule, the Seller possesses all material Permits required for the operation of the Business, and is in compliance in all material respects with the terms and conditions of all such Permits. All such Permits are in full force and effect. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time), or would reasonably be expected to result in, the revocation, suspension, lapse, or limitation of any Permit.

Section 3.10 Taxes. Except as provided in Section 3.10 of the Disclosure Schedule:

(a) There are no Encumbrances for unpaid Taxes on any of the Purchased Assets (other than Permitted Encumbrances).

(b) The Seller and its Subsidiaries have withheld and paid to the applicable Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party with respect to the Business or the Purchased Assets, including relevant employees, independent contractors, creditors or other third parties.

(c) No deficiency for Taxes has been asserted or assessed by a Governmental Authority against the Seller or its Subsidiaries with respect to any of the Purchased Assets.

(d) There is no Action or any notice of inquiry of any of the foregoing pending against or with respect to the Seller or its Subsidiaries which would give rise to Taxes being owed by the Seller or its Subsidiaries with respect to any of the Purchased Assets and, to the Seller’s Knowledge, no Action has been threatened against and made in writing by any Governmental Authority with respect to the Seller or its Subsidiaries which would give rise to Taxes being owed by the Seller or its Subsidiaries with respect to the Purchased Assets.

(e) All material Tax Returns required to be filed by the Seller for any periods through the Closing Date and relating to the Business or the Purchased Assets have been, or will be, timely filed and are, or will be, true, complete and correct in all material respects. Seller is not delinquent in the payment of any Taxes attributable to any periods through the Closing Date relating to or in connection with the Business or the Purchased Assets, including all excise, property, sales and transfer Taxes.

(f) There are no agreements or waivers currently in effect that provide for an extension of time for the assessment or collection of any Tax related to the Business or the Purchased Assets.

(g) There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar agreement that the Purchaser is assuming in connection with this Agreement.

(h) The representations and warranties contained in this Section 3.10 shall be the exclusive representations and warranties with respect to Taxes and, notwithstanding any other provision in this Agreement to the contrary, no other representation or warranty is made in this Agreement with respect to Taxes.

Section 3.11 Affiliate Transactions. Neither the Seller nor any Affiliate of the Seller has any claim against any Purchased Asset that will continue after the Closing, other than any claims or rights arising under this Agreement, any of the Ancillary Agreements or in connection with the transactions contemplated hereby or thereby.

Section 3.12 Solvency. Seller is not entering into the transactions contemplated hereby with the intent to hinder, delay, or defraud either present or future creditors of Seller or any of its Affiliates. Immediately after giving effect to the transactions contemplated hereby, Seller and each Subsidiary of Seller shall be Solvent.

Section 3.13 Insurance. Section 3.13 of the Disclosure Schedule sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by the Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since January 1, 2012. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies are in full force and effect and enforceable in accordance with their terms and have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

Section 3.14 Brokers. Except as set forth on Section 3.14 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller, as of the date hereof (unless made specifically as of another date, in which case as of such other date), as follows:

Section 4.01 Organization, Authority and Qualification of the Purchaser. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Purchaser is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under Law) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not materially adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which it is a party. The execution and delivery by the Purchaser of this Agreement and each of the Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been and, upon their execution, each of the Ancillary Agreements to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes and, upon their execution, as applicable, each of the Ancillary Agreements to which the Purchaser is a party shall constitute, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms subject to the Bankruptcy and Equity Exception.

Section 4.02 No Conflict. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which the Purchaser is a party do not and will not (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser, (ii) conflict with or violate any Law or Governmental Order applicable to the Purchaser, or (iii) conflict with, result in any material breach of, constitute a material default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract or other arrangement to which the Purchaser is a party.

Section 4.03 Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not and will not require any consent, approval, authorization or other order or declaration of, action by, filing with, or notification to, any Governmental Authority.

Section 4.04 Litigation. As of the date of this Agreement, there is no Action by or against the Purchaser or any of its Affiliates pending or, to the knowledge of the Purchaser, threatened by or before any Governmental Authority, which could materially and adversely affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. The Purchaser is not subject to any Governmental Order which could materially and adversely affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 4.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

Section 4.06 No Reliance. The Purchaser acknowledges and agrees that the Seller makes no representations or warranties except for those representations and warranties set forth herein. Without limiting the generality of the foregoing, the Purchaser further acknowledges and agrees that the Seller makes no representations or warranties regarding the future performance of the Business or the Purchased Assets or the Assumed Liabilities, or any estimates, projections, plans or budgets or similar information furnished to the Purchaser by or on behalf of the Seller with respect to the Business or the Purchased Assets or the Assumed Liabilities, including the information made available to the Purchaser and its Representatives in “data rooms” (virtual or physical) with respect to the Business that relates to any such matter or information set forth in that certain Confidential Information Memorandum for the Mobile Mini North American Modular Fleet Division, dated as of November 2014, prepared by Oppenheimer.

Section 4.07 Financial Ability. The Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

ARTICLE V

COVENANTS OF THE SELLER

Section 5.01 Conduct of Business. From the date of this Agreement through the Closing, the Seller shall and shall cause its Subsidiaries to, except as contemplated by this Agreement or as consented to by the Purchaser in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate the Business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact such Business, including performing all obligations under the Assigned Contracts, preserving all Permits, complying in all material respects with all Laws applicable to the conduct of the Business, and maintaining all properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear, and (ii) maintain satisfactory relationships with those customers having material business relationships with the Business. Without limiting the generality of the foregoing, except as set forth on Schedule 5.01 or as consented to by the Purchaser in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Seller shall not and the Seller shall cause its Subsidiaries not to, except as otherwise expressly contemplated by this Agreement:

(a) modify or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 3.07 or otherwise waive, release or assign any material rights of the Seller or any of its Subsidiaries, in each case, except for immaterial modifications to such Contracts in the ordinary course of business or the termination of contracts by the Seller where the other party thereto is in material breach of such agreement and the Seller has the contractual right of termination as a result of such breach;

(b) subject the Purchased Assets to any Encumbrance, except for Permitted Encumbrances; or

(c) enter into any agreement, whether in writing or otherwise, to do or commit to do or effect any action prohibited under this Section 5.01, or take any action or omit to take any action that would result in any of the foregoing.

Section 5.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Seller or any of its Subsidiaries by third parties that may be in the Seller’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure, the Seller shall, and shall cause its Subsidiaries to, afford to the Purchaser and its accountants, counsel and other representatives reasonable access prior to the Closing Date, during normal business hours, in such manner as to not interfere with the normal operation of the Seller and its Subsidiaries, to all of their respective properties, books, Contracts, records and officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the Business as such representatives may reasonably request; provided, however, that all requests by the Purchaser for access pursuant to this Section 5.02 shall be submitted or directed exclusively to a duly authorized representative of the Seller designated by the Seller in writing to the Purchaser. All information obtained by the Purchase and its respective representatives under this Agreement shall be subject to the that certain confidentiality agreement executed by the parties and dated as of November 11, 2014.

Section 5.03 HSR Act and Regulatory Approvals. In connection with the transactions contemplated by this Agreement, the Seller shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. The Seller shall (i) use commercially reasonable efforts to comply with any Information or Document Requests; (ii) request early termination of any waiting period under the HSR Act and (iii) use its commercially reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

Section 5.04 Notices of Certain Events. From and after the date hereof until the Closing, the Seller shall after becoming aware of any of the following promptly notify the Purchaser of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any Actions commenced or, to its Knowledge, threatened against the Seller or any of its Subsidiaries that relate to or involve or otherwise affect the Business, Purchased Assets, Assumed Liabilities, or that, if pending on the date of this Agreement, would have required to be disclosed pursuant to Section 3.08 or that relate to the consummation of the transactions contemplated by this Agreement; and

(d) any inaccuracy of any representation or warranty, or any failure of the Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it, contained in this Agreement at any time during the term hereof, in each case, that would reasonably be expected to cause the conditions set forth in Section 8.02(a) or Section

8.02(b) not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by the Seller in this Agreement, shall not be deemed to amend or supplement the Disclosure Schedule, and shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 5.05 Non-Competition; Non-Solicitation.

(a) The Seller shall not, and shall not permit any of its Affiliates to, for a period of five (5) years after the Closing Date (the “Restricted Period”), engage, directly or indirectly (whether as owner, operator, manager, consultant or otherwise), in the United States in the sale or rental of modular offices; provided, however, that Seller may (x) continue to sell and lease its other portable storage solutions (including its portable steel containers and portable steel ground mount “security offices”) which are not modular offices; (y) cross-hire modular offices from the Buyer for rental to customers of the Seller who require modular offices and containers together; and (z) own up to 500 modular office units acquired in any acquisition by the Seller following the Closing, provided that the Seller uses commercially reasonable efforts to dispose of such units in an orderly fashion following any such acquisition and, in connection with the disposal of such units, grants the Purchaser a right of first refusal regarding the purchase of the same.

(b) The Seller agrees that the scope of the restrictive provisions set forth in this Section 5.05 are reasonable with respect to subject matter, time and scope and that the provisions contained in this Section 5.05 are a material inducement to the Parties entering into this Agreement and but for the provisions contained in this Section 5.05 the Parties would not have entered into this Agreement. In the event that any court determines that the subject matter, duration or geographic scope of the restrictive provisions contained in this Section 5.05, or all of the foregoing, is unreasonable and that such provision is to that extent unenforceable, each of the Purchaser and the Seller agrees that the provision shall remain in full force and effect for the greatest time period and for the broadest subject matter and in the greatest area, as the case may be, that would not render it unenforceable. It is specifically understood and agreed that any breach of the provisions of this Section 5.05 by the Seller will result in irreparable injury to the Purchaser, that the remedy at Law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, the Purchaser shall be entitled to enforce the specific performance of this Section 5.05 by the Seller through both temporary and permanent injunctive relief without the necessity of proving actual damages, but without limitation of their right to damages and any and all other remedies available to them, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies.

Section 5.06 Financial Statements. From and after the date hereof until the Closing, the Seller shall continue to prepare financial statements of the Business in the same manner as the Financial Statements and consistent with past practice, and Seller shall promptly provide copies of such financial statements to Purchaser.

Section 5.07 Transfer of Titles. From and after the Closing, with respect to the transfer of Purchased Assets that have a certificate of title or a certificate or statement of origin, and where Seller is not able to provide such certificate of title or certificate or statement of origin to

Purchaser at the Closing, Seller shall use commercially reasonable efforts to assist Purchaser with obtaining a replacement certificate of title or certificate or statement of origin to such Purchased Assets, and Seller shall bear the reasonable costs associated with obtaining such certificate of title or certificate or statement of origin.

ARTICLE VI

COVENANTS OF THE PURCHASER

Section 6.01 HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, the Purchaser shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. The Purchaser shall use commercially reasonable efforts to comply with any Information or Document Requests.

(b) The Purchaser shall request early termination of any waiting period under the HSR Act and use commercially reasonable efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted through litigation or other appropriate means, provided that Purchaser shall not be required to divest or otherwise dispose of any of its assets or business or alter, change, or otherwise restrict its existing operations or business in any material respect.

(c) The Purchaser shall promptly furnish to the Seller copies of any notices or written communications received by the Purchaser or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and the Purchaser shall permit counsel to the Seller an opportunity to review in advance, and the Purchaser shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Purchaser and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Purchaser shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the Seller, which consent shall not be unreasonably withheld, conditioned, or delayed . The Purchaser agrees to provide the Seller and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Purchaser and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. For the avoidance of doubt, the Purchaser shall, on behalf of the parties, control and lead all joint filings, communications, defense, litigation, negotiations and strategy relating to the HSR Act or any similar Law relating to the transactions contemplated hereby.

(d) The Purchaser shall be responsible for and pay the filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

Section 6.02 No Solicitation. The Purchaser acknowledges that no employees of the Seller or any Subsidiary of the Seller will be hired by the Purchaser in connection with the transactions contemplated by this Agreement. Further, beginning on the Closing Date and ending on the second anniversary thereof, the Purchaser agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly (including through its representatives) without the prior consent of Seller, solicit for employment or hire any employee of the Seller or any of its Subsidiaries; provided that such restriction on solicitation shall not apply to any general solicitations for employment, such as any newspaper or Internet help wanted advertisement, or any search firm engagement, in each case which is not directed at or focused on any personnel employed by the Seller or any of its Subsidiaries, and provided further, that nothing in this Section 6.02 shall prevent Purchaser or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Seller or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

ARTICLE VII

JOINT COVENANTS

Section 7.01 Support of Transaction.

(a) Without limiting any covenant contained herein, including the obligations of the Purchaser with respect to the notifications, filings, reaffirmations and applications described above, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 7.01, the Purchaser shall, and shall cause its Subsidiaries to, and the Seller shall: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be advisable or reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use reasonable best efforts to obtain all consents and approvals of third parties that any of the Purchaser, the Seller or their respective Affiliates are required or consider it advisable to obtain in order to consummate the Closing, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the transaction contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall the Seller or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Seller or any of its Subsidiaries is a party in connection with the consummation of the transactions contemplated hereby.

(b) To the extent permitted by Law, each of the Purchaser and the Seller shall, promptly furnish to the other copies of any notices or written communications received by it or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and to the extent permitted by Law, shall permit the other party’s counsel an opportunity to review in advance any proposed written communications to any Governmental Authority concerning the transactions contemplated by this Agreement and/or to consult in advance of any meeting or conference with any Governmental Authority, including in connection with any proceeding by a private party, and each of Acquiror and the Company shall consider in good faith the views of the other party’s counsel in connection with such written communication, meeting or conference.

Section 7.02 Escrow Agreement. The Purchase and the Seller shall execute and deliver to one another the Escrow Agreement at the Closing.

Section 7.03 Tax Matters.

(a) The Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a Liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities.

(b) The Purchaser shall be liable for and shall hold Seller and its Affiliates harmless against, and agrees to pay, any and all Conveyance Taxes; provided, however, that Purchaser shall, at the Closing, provide Seller with duly executed resale certificates for each state where the Mobile Offices included in the Purchased Assets are physically located as of the Closing, and Seller shall accept such certificates and not charge Purchaser sales tax on the sale. Purchaser shall continue to hold the Mobile Offices included in the Purchased Assets in inventory for lease in due course.

(c) Subject to Section 7.03(b), all personal property Taxes, and similar ad valorem obligations levied with respect to the Purchased Assets for a Taxable Period that includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between the Seller and the Purchaser as of the Closing Date based on the number of days of such Taxable Period ending on and including the Closing Date (“Pre-Closing Apportioned Period”) and the number of days of such Taxable Period beginning the day after the Closing Date through the end of such Taxable Period (the “Post-Closing Apportioned Period”). The Seller shall be liable for the proportionate amount of Apportioned Obligations that is attributable to the Pre-Closing Apportioned Period. The Purchaser shall be liable for proportionate amount of the Apportioned Obligations that is attributable to the Post-Closing Apportioned Period. In the case of any other Taxes with respect to a Taxable Period that includes (but does not end on) the Closing Date, the amount of such Taxes allocated to the portion of such Taxable Period ending on the Closing Date shall be based on an interim closing of the books as of the close of business on the Closing Date.

Section 7.04 R&W Insurance Policy. Purchaser and Seller shall cooperate and use their commercially reasonable efforts to enable Purchaser to obtain, on or prior to the Closing Date, a buyer-side representation and warranty insurance policy from AIG Specialty Insurance Company (or an Affiliate thereof) having the terms specified on Exhibit E (the “R&W Insurance Policy”) to insure, for the survival period under this Agreement, against up to a maximum aggregate amount of $10,000,000 in Losses incurred by any Purchaser Indemnified Party as a result of the failure of any representation or warranty made by the Seller in Article III hereof or in any certificates to be delivered pursuant to Article II to be true and correct as of the Closing Date (or as of the date made, where such representation or warranty relates to an earlier date). The premiums and related costs due under the R&W Insurance Policy shall be paid by the Purchaser to the applicable insurer at or prior to the Closing Date.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01 Conditions to Obligations of the Purchaser and the Seller. The obligations of the Purchaser and the Seller to consummate, or cause to be consummated, the Closing are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

(b) There shall not be in force any Governmental Order or Law enjoining or prohibiting the consummation of the Closing, or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c) Each of the Purchaser, the Seller and the Escrow Agent shall have executed the Escrow Agreement, and such agreement shall be in full force and effect.

Section 8.02 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate, or cause to be consummated, the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Purchaser:

(a) Each of the representations and warranties of the Seller contained in this Agreement (without giving effect to any “Material Adverse Effect” or similar materiality qualification therein) shall be true and correct as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, any inaccuracies or omissions that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Purchased Assets.

(b) Each of the covenants of the Seller to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) All approvals, consents and waivers that are listed on Section 3.03 of the Disclosure Schedule shall have been received or waived, and executed counterparts thereof shall have been delivered to Purchaser at or prior to the Closing.

(d) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e) Purchaser shall have received all Permits that are necessary for it to conduct the Business as conducted by the Seller as of the Closing Date.

(f) All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Purchaser written evidence, in form satisfactory to Purchaser, of the release of such Encumbrances.

(g) The Seller shall have delivered to the Purchaser a certificate signed by an officer of the Seller, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.02(a) and Section 8.02(b) have been fulfilled.

(h) The R&W Insurance Policy shall have been issued to the Purchaser.

Section 8.03 Conditions to the Obligations of the Seller. The obligation of the Seller to consummate the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Seller:

(a) Each of the representations and warranties of the Purchaser contained in this Agreement (without giving effect to any materiality qualification therein) shall be true and correct in all respects as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, any inaccuracies or omissions that have not had and would not reasonably be expected to materially adversely affect the ability of Acquiror to consummate the transactions contemplated by this Agreement.

(b) Each of the covenants of the Purchaser to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) The Purchaser shall have delivered to the Company a certificate signed by an officer of the Purchaser, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.03(a) and Section 8.03(b) have been fulfilled.

(d) The R&W Insurance Policy shall have been issued to Purchaser and Purchaser shall have delivered a copy thereof to Seller.

ARTICLE IX

TERMINATION/EFFECTIVENESS

Section 9.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Seller and the Purchaser;

(b) prior to the Closing, by written notice to the Seller from the Purchaser if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement, such that the conditions specified in Section 8.02(a) or Section 8.02(b) would not be satisfied at the Closing (a “Terminating Seller Breach”), except that, if such

Terminating Seller Breach is curable by the Seller through the exercise of its reasonable best efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Purchaser provides written notice of such violation or breach and the Termination Date) after receipt by the Seller of notice from the Purchaser of such breach, but only as long as the Seller continues to use its reasonable best efforts to cure such Terminating Seller Breach (the “Seller Cure Period”), such termination shall not be effective until, and such termination shall become effective only if the Terminating Purchaser Breach is not cured within the Seller Cure Period, (ii) the Closing has not occurred on or before June 14, 2015 (the “Termination Date”); provided, that if on the Termination Date, any of the conditions to the Closing set forth in Sections 8.01(a) or (b) shall not have been fulfilled but all other conditions to the Closing either have been and remain fulfilled or are then capable of being fulfilled at the Closing, then the Termination Date may be extended by either the Purchaser or the Seller by written notice to the other party (with such written notice being received by such party on or prior to the Termination Date) to a date not later than July 14, 2015, and such date or dates not later than July 14, 2015 shall thereafter be deemed to be the Termination Date for purposes of this Agreement; provided, further, that the right to terminate this Agreement under this subsection (ii) shall not be available if the Purchaser’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date, or (iii) the consummation of any of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction or by Law; or

(c) prior to the Closing, by written notice to the Purchaser from the Seller if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, such that the conditions specified in Section 8.03(a) or Section 8.03(b) would not be satisfied at the Closing (a “Terminating Purchaser Breach”), except that, if any such Terminating Purchaser Breach is curable by the Purchaser through the exercise of its reasonable best efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Purchaser provides written notice of such violation or breach and the Termination Date) after receipt by the Purchaser of notice from the Seller of such breach, but only as long as the Purchaser continues to exercise such reasonable best efforts to cure such Terminating Purchaser Breach (the “Purchaser Cure Period”), such termination shall not be effective until, and such termination shall become effective only if the Terminating Purchaser Breach is not cured within the Purchaser Cure Period, (ii) the Closing has not occurred on or before the Termination Date; provided, that the right to terminate this Agreement under this subsection (ii) shall not be available if the Seller’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date, or (iii) the consummation of any of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction or by Law.

Section 9.02 Effect of Termination. Except as otherwise set forth in this Section 9.02, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, stockholders, employees or representatives other than liability of any party hereto for any intentional and willful breach of this Agreement by such party occurring prior to such termination. The provisions of Sections 9.02, 11.01, 11.09, 11.11, and

11.12 (collectively, the “Surviving Provisions”), and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE X

INDEMNIFICATION

Section 10.01 Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for eighteen (18) months after the Closing; provided, however, that the Seller Fundamental Representations and the Purchaser Fundamental Representations shall survive indefinitely; and, provided, further, that any claim made in compliance with Section 10.04(a) by the Party seeking to be indemnified within the time periods set forth in this Section 10.01 shall survive until such claim is finally and fully resolved. The covenants and agreements contained in this Agreement shall survive the Closing in accordance with their respective terms, and the period during which a claim for indemnification or reimbursement may be asserted in connection therewith shall survive the Closing until the latest expiring statute of limitations applicable to the rights of any Indemnified Party to bring any claim with respect to such matters, and a claim for indemnification based on actual fraud or willful misconduct (including any intentional breach of this Agreement) may be made at any time.

Section 10.02 Indemnification by the Seller. The Purchaser, its Affiliates, and their respective officers, directors, managers, employees and agents (each, a “Purchaser Indemnified Party”) shall from and after the Closing be indemnified and held harmless by the Seller, for and against all losses, damages, claims, costs and expenses (including amounts paid in settlement, costs of investigation, and reasonable attorneys’ and consultants’ fees and expenses), interest, awards, fines, Taxes, judgments and penalties suffered or incurred by them (collectively, “Losses”), arising out of or resulting from (i) the breach of any representation or warranty made by the Seller in this Agreement, the Ancillary Agreements, or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, (ii) the breach or non-fulfillment of any covenant or agreement by the Seller contained in this Agreement, the Ancillary Agreements, or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, (iii) the Excluded Assets, (iv) the Excluded Liabilities, or (v) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date. Notwithstanding the above, for all Losses under clause (i) of the first sentence of this Section 10.02 other than those based upon the actual fraud or willful misconduct (including any intentional breach of this Agreement) of Seller or a breach of a Seller Fundamental Representation, Seller shall have no liability or obligation relating to the indemnification or funding for indemnification for any breach of, or inaccuracy in, the representations and warranties set forth in Article III of this Agreement, it being acknowledged and agreed that the Escrow Amount and the R&W Insurance Policy shall exclusively provide for the funding for all such Losses incurred by the Purchaser Indemnified Parties for any such breaches or inaccuracies. The only two exceptions to the foregoing are: (a) up to a possible aggregate maximum of $4.6 million, a Denied Loss, in which case Seller may have liabilities to Purchaser Indemnified Parties as limited in Section 10.04(b); and (b) Losses other than Denied Losses, but only up to the Cap. To the extent that any matter set forth in clauses (ii) through (v) of the first sentence of Section 10.02 is also a matter that falls within clause (i) of the first sentence of this Section 10.02, Purchaser shall bring any claim for indemnification under clause (i) of the first sentence of Section 10.02.

Section 10.03 Indemnification by the Purchaser. The Seller, its Affiliates and their respective officers, directors, employees and agents (each, a “Seller Indemnified Party”) shall from and after the Closing be indemnified and held harmless by the Purchaser for and against any and all Losses suffered or incurred by them, arising out of or resulting from (i) the breach of any representation or warranty made by the Purchaser contained in this Agreement, the Ancillary Agreements, or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement; (ii) the breach or non-fulfillment of any covenant or agreement by the Purchaser contained in this Agreement, the Ancillary Agreements, or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement; (iii) the assertion against any Seller Indemnified Party of any Assumed Liability after the Closing, or (iv) any Losses relating to the Business or the Mobile Offices occurring after the Closing (other than those arising as result of the breach of any representation, warranty or covenant made by the Seller in this Agreement).

Section 10.04 Limits on Indemnification.

(a) No claim may be asserted nor may any Action be commenced against a Party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or Action is received by such Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 10.01, except as may be extended for claims that may be made under the R&W Insurance Policy, provided, however, in no event shall the Seller be responsible for its portion of a Denied Loss under Section 10.04(b) for claims made against the R&W Insurance Policy after 18 months following the Closing, excluding a Denied Loss relating to the breach of a Seller Fundamental Representation.

(b) Notwithstanding anything to the contrary contained in this Agreement, (i) the Seller shall not be liable for any Losses pursuant to clause (i) of Section 10.02 (other than with respect to a claim for indemnification based on, arising out of, or with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.06(b), Section 3.10, or Section 3.14 (collectively, the “Seller Fundamental Representations”)), unless and until the aggregate amount of indemnifiable Losses that may be or have already been recovered from the Seller exceeds $500,000 (the “Deductible Amount”), whereupon the Purchaser Indemnified Parties shall be entitled to indemnification for only the amount of such Losses in excess of the Deductible Amount, and (ii) except as specifically set forth herein, the maximum amount of indemnifiable Losses which may be recovered from the Seller pursuant to this Article X shall be an amount equal to the amount then remaining in the Escrow Account (the “Cap”); provided, however, that neither the Deductible Amount nor the Cap shall apply to Losses suffered by any Purchaser Indemnified Party (x) resulting from a breach of a Seller Fundamental Representation, or (y) in the event that the obligation to indemnify arises from claims based on actual fraud or willful misconduct (including any intentional breach of this Agreement) by the Seller. Subject to the limitations set forth in Section 10.02 and further provisions of this Section

10.04(b), the Purchaser acknowledges and agrees that the Purchaser Indemnified Parties’ sole recourse, except with respect to any inaccuracy in or breach of a Seller Fundamental Representation, actual fraud, willful misconduct (including any intentional breach of this Agreement), or an enforcement action for non-monetary relief pursuant to Section 11.10 but only to the extent such matter is not a Loss under the R&W Policy, with respect to matters for which they may be entitled to indemnification pursuant to this Article X shall be first to satisfy such Losses against all or any portion of the amount then available in the Escrow Account, and second (with respect to Losses under clause (i) of Section 10.02 only), if all or any portion of such Losses are in excess of the amount then available in the Escrow Account, to satisfy the amount of such Losses out of the R&W Insurance Policy. With respect to any inaccuracy or breach of a Seller Fundamental Representation, the Purchaser acknowledges and agrees that the Purchaser Indemnified Parties shall satisfy such Losses in the following order of priority: first, against all or any portion of the amount then available in the Escrow Account, second, if all or any portion of such Losses are in excess of the amount then available in the Escrow Account, out of the R&W Insurance Policy, and third, in the event that any such Losses are a Denied Loss or are in excess of the limits of the R&W Insurance Policy, directly against the Seller, and Seller acknowledges that neither the Deductible Amount nor the Cap shall apply to Losses suffered by any Purchaser Indemnified Party resulting from a breach of a Seller Fundamental Representation. In the event that a claim or claims for Losses arising out of a breach of a Seller Fundamental Representation and a claim or claims for Losses arising out of a breach of a representation or warranty of Seller other than a Seller Fundamental Representation are submitted for coverage under the R&W Insurance Policy during the general survival period for representations and warranties under this Agreement, any proceeds received under the R&W Insurance Policy on account of such Losses shall be deemed to have been paid first in satisfaction of the Losses arising out of a breach of the representations and warranties of Seller other than the Seller Fundamental Representation, and second in satisfaction of the Losses arising out of a breach of a Seller Fundamental Representation. With respect to Losses, other than Losses under clause (i) of Section 10.02, if the amount then available in the Escrow Account is insufficient to satisfy all such Losses, Seller shall not have any liability of any kind or nature with respect to such Losses except in the event that the Losses are based on actual fraud or willful misconduct (including any intentional breach of this Agreement) of Seller, in which case neither the Deductible nor the Cap shall apply to such Losses. With respect to Losses under clause (i) of Section 10.02, if such Losses (or any portion thereof) are a Denied Loss, Purchaser and Seller shall each bear 50% of such Denied Loss, provided that Seller’s maximum aggregate liability for all Denied Loss shall not exceed $4,600,000 (the “Over Cap”); provided, however, that, notwithstanding the foregoing, in the event that a Denied Loss arises from claims based on any inaccuracy in or breach of a Seller Fundamental Representation, or is based on Seller actual fraud, or willful misconduct (including any intentional breach of this Agreement), Seller shall be responsible for 100% of such Denied Loss, and none of the Deductible, the Cap, or the Over Cap shall apply to such Denied Loss, and Seller shall promptly pay to the Purchaser its applicable portion of such Denied Loss. Other than subrogation rights based on Seller fraud, the carrier of the R&W Insurance Policy shall not be deemed to be a third party beneficiary of this Agreement, including this Section 10.04(b), and shall not have any other rights to be subrogated to the rights of Purchaser in respect of Purchaser’s indemnification rights hereunder. Notwithstanding the one (1) year time period referenced under the definition of “Denied Loss,” Purchaser shall continue to pursue diligently and in good faith to obtain coverage under the R&W Insurance

Policy and shall promptly pay to the Seller 50% of any proceeds received by the Purchaser under the R&W Insurance Policy for a Denied Loss.

(c) Notwithstanding anything to the contrary contained in this Agreement, (i) the Purchaser shall not be liable for any Losses pursuant to clause (i) of Section 10.03 (other than with respect to a claim for indemnification based on, arising out of, or with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01 or 4.05 (collectively, the “Purchaser Fundamental Representations”), unless and until the aggregate amount of indemnifiable Losses that may be or have already been recovered from the Purchaser exceeds the Deductible Amount, whereupon the Seller Indemnified Parties shall be entitled to indemnification for only the amount of such Losses in excess of the Deductible Amount, and (ii) the maximum amount of indemnifiable Losses which may be recovered from the Purchaser pursuant to Article X shall be an amount equal to the Cap; provided, however, that neither the Deductible Amount nor the Cap shall apply to Losses suffered by any Seller Indemnified Party (x) resulting from a breach of a Purchaser Fundamental Representation, or (y) in the event that the obligation to indemnify arises from claims based on actual fraud or willful misconduct (including any intentional breach of this Agreement) of Purchaser.

(d) Notwithstanding anything to the contrary contained in this Agreement, no Indemnifying Party shall be liable to, or otherwise responsible to any Indemnified Party for, speculative, consequential, incidental, indirect, special, unforeseen or punitive damages or for diminution of value, loss of profit or multiples of earnings damages, that arise out of or relate to this Agreement or the performance or breach or alleged breach thereof or any Liability retained or assumed hereunder whether or not the possibility of such damages has been disclosed to the other Party in advance or could have been reasonably foreseen by such other Party other than such types of damages paid to a non-Affiliated third party.

(e) The amount of any Losses for which indemnification is provided under Section 10.02 or Section 10.03 (as applicable), shall be net of any insurance recovery actually received by an Indemnified Party on account of any Losses subject to indemnification hereunder, with the Indemnifying Party agreeing to reasonably and in good faith pursue available coverage as they would if such Losses were not subject to indemnification hereunder. In the event that an insurance recovery is made by such Indemnified Party with respect to any Losses for which such party has been indemnified hereunder, then such Indemnified Party shall promptly pay to the Indemnifying Party who made any indemnification payment the amount of such recovery (net of all reasonable direct collection expenses). The Parties shall take and shall cause their Affiliates to take all reasonable steps to mitigate any Losses upon becoming aware of any event that gives rise thereto. This Section 10.04(e) does not apply to the R&W Insurance policy.

(f) For purposes of this Article X, any inaccuracy in or breach of any representation or warranty shall be determined without giving effect to the term “Material Adverse Effect” or any similar materiality qualification based on materiality contained in any such representation or warranty.

Section 10.05 Notice of Loss; Third-Party Claims.

(a) An Indemnified Party shall give the Indemnifying Party and the Agent notice of any matter which an Indemnified Party has determined gives rise or could reasonably be expected to give rise to a right of indemnification under this Agreement, within thirty (30) days of such determination, setting forth in reasonable detail the amount of the Losses, if known, and method of computation thereof (if known), and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises, provided that the failure to provide such notice within the specified time period will not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure materially prejudices such Indemnifying Party hereunder.

(b) If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment against it from a third party (each, a “Third-Party Claim”), which gives rise or would reasonably be expected to give rise to a claim for Losses under this Article X, within thirty (30) days of the receipt of such notice (or within such shorter period as may be required to permit the Indemnifying Party to respond to any such claim), the Indemnified Party shall give the Indemnifying Party notice of such Third-Party Claim together with copies of all notices and documents served on or received by the Indemnified Party, provided, that the failure to provide such notice within the specified time period (whether with a Third-Party Claim or otherwise) will not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure materially prejudices such Indemnifying Party hereunder. The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within forty-five (45) days of the receipt of such notice from the Indemnified Party (but in all cases within such time as is reasonable to permit the Indemnified Party to adequately respond to any such claim in the event that the Indemnifying Party will not assume the defense thereof), which notice shall state that the Indemnifying Party would be liable under the provisions hereof for indemnity in the amount claimed by such third party if such claims by such third party are valid and that such Indemnifying Party intends to defend against such Third-Party Claims in good faith, to assume and conduct the defense of such claim with counsel selected by the Indemnifying Party, at the Indemnifying Party’s sole cost and expense (subject to the limitations set forth in this Article X) (the “Defense Assumption Notice”), provided, however, that if within a reasonable time period (not to exceed ninety (90) days) following the delivery of the Defense Assumption Notice, the Indemnifying Party discovers or identifies new facts or circumstances which leads such Indemnifying Party to reasonably believe that such claim is not a claim that results or would result in the incurrence by such Indemnified Party of any Losses for which such Indemnified Party would be entitled to indemnification from such Indemnifying Party pursuant to this Article X, such Indemnifying Party may promptly (but in any event within such ninety (90) day period) notify the Indemnified Party in writing of such facts or circumstances and state that such Indemnifying Party is retracting the Defense Assumption Notice and, thereafter, the Defense Assumption Notice shall be of no further force and effect and the Indemnifying Party shall no longer be entitled to assume the defense of such claim. If the Indemnifying Party elects to undertake any such defense against a Third-Party Claim, the Indemnified Party may participate in (but not control) such defense at its own expense. If the parties to the action or proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by legal counsel that it has available to it one or more defenses or counterclaims which are inconsistent with one or more defenses or counterclaims which may be alleged by the Indemnifying Party, as a result of which representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the reasonable expense of separate counsel for such Indemnified Party shall be paid by the Indemnifying Party; provided, that such Indemnifying Party shall be obligated to pay for only one counsel for the Indemnified Party in any jurisdiction. Further, if a diligent good faith defense is not being or ceases to be conducted by the Indemnifying Party, the Indemnified Party may undertake the defense of (with counsel selected by such Indemnified Party) and shall have the right to compromise or settle such Third-Party Claim (exercising reasonable business judgment); provided, however, that if the Indemnifying Party has not consented in writing (such consent not to be unreasonably withheld, conditioned or delayed) to any compromise or settlement of such claims, then the amount of such compromise or settlement shall not be dispositive of the amount of Losses the Indemnified Party may recover pursuant to the indemnity provided in this Article X. Except with the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), no Indemnifying Party, in the defense of any such claim, will consent to the entry of any judgment or enter into any settlement that (i) includes any remedy other than a cash payment, which is fully satisfied by the Indemnifying Party or (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to the Indemnified Party of a release from all Liability with respect to such claim. If the Indemnifying Party has assumed the defense of a Third-Party Claim in accordance with this Article X, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and promptly make available to the Indemnifying Party, at the Indemnifying Party’s expense, all relevant witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto (or in the possession or control of any of its Affiliates or its or their Representatives) as is reasonably requested by the Indemnifying Party or its counsel. For so long as the Indemnifying Party is the party responsible for the defense of such Third-Party Claim (the “Responsible Party”), the Indemnified Party shall not pay, or permit to be paid, any part of such Third-Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third-Party Claim or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third-Party Claim. For so long as the Indemnifying Party is the Responsible Party, the Indemnified Party shall not admit any Liability with respect to any Third-Party Claim, settle or enter into any settlement agreement, compromise or discharge any Third-Party Claim without the Indemnifying Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed). The Responsible Party shall, to the extent reasonably requested by the other party, keep such other party reasonably informed as to the status of such claim.

Section 10.06 Remedies. Each of the Parties acknowledges and agrees that following the Closing, except in connection with actual fraud, willful misconduct (including any intentional breach of this Agreement), or an enforcement action for non-monetary relief pursuant to Section 11.10, the indemnification provisions of Article X shall be the sole and exclusive remedies of the Parties for any breach of the representations and warranties contained in this Agreement and for any failure to perform and comply with any covenant or agreement in this Agreement. The provisions of this Section 10.06 will not prevent or limit a cause of action (i) under Section 11.10 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, or (ii) for actual fraud and willful misconduct (including any intentional breach of this Agreement). Except in connection with actual fraud or willful misconduct (including any intentional breach of this Agreement), and except with respect to an enforcement action for non-monetary damages pursuant to Section 11.10, each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any applicable Law, except pursuant to the indemnification provisions set forth in this Article X. For the avoidance of doubt, the Indemnified Party shall not be entitled to recover damages or otherwise retain payment, reimbursement or restitution more than once in respect of the same Losses or Liability.

Section 10.07 Tax Matters. For Tax purposes, the Parties agree to treat, to the extent permitted by applicable Law, all payments made under any indemnity provisions contained in this Agreement, and for any breaches of representations, warranties, covenants or agreements, as adjustments to the Purchase Price.

Section 10.08 Payments. Once Losses are agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article X, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds, provided that, in the event that Seller is the Indemnifying Party, all such obligations shall be satisfied out of the Escrow Amount until the Escrow Amount is exhausted, provided that Purchaser may have recourse against the R&W Insurance Policy and, where applicable, the Seller. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such five (5) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to the one year London Interbank Offered Rate, plus 3%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement (collectively, the “Transaction Expenses”) shall be borne by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) if delivered in person, when delivered, (ii) if delivered by an internationally recognized overnight courier service, on the first Business Day thereafter, or (iii) if delivered by facsimile (with a copy simultaneously sent by overnight courier service), when confirmation thereof is received, in each case to the respective Party at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.02):

(a)	if to the Seller:

Mobile Mini, Inc.

7420 South Kyrene Road, Suite 101

Tempe, Arizona 85283

Facsimile:     (480) 894-6433

Attention:     Christopher J. Miner, Senior Vice President and

                     General Counsel

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)

2525 East Camelback Road, Suite 1000

Phoenix, Arizona 85016

Facsimile:     (480) 606-5101

Attention:     Gregory R. Hall, Esq.

(b)	if to the Purchaser:

New Acton Mobile Industries LLC

1460 Main Street

Suite 200

Southlake, Texas 76092

Facsimile:     (817) 898-1509

Attention:     Ross Gatlin and Brian Hegi

with a copy to (which shall not constitute notice):

Prophet Equity

1460 Main Street

Suite 200

Southlake, Texas 76092

Facsimile:     (817) 898-1509

Attention:     David Rex, General Counsel

with a further copy to (which shall not constitute notice):

Jackson Walker L.L.P.

901 Main Street

Suite 6000

Dallas, Texas 75202

Facsimile:     (214) 953-5822

Attention:     Kevin Jones

(c)	If to the Agent, to:

U.S. Bank National Association

Corporate Trust Services

101 N. 1st Avenue, Suite 1600

Phoenix, Arizona 85003

Facsimile:     (602) 257-5433

Attention:     Mary Ambriz-Reyes

with a copy to (which shall not constitute notice):

U.S. Bank National Association

60 Livingston Avenue

EP-MN-WS3T

St. Paul, Minnesota 55107

Facsimile:     (866) 691-4161

Attention:     Maria Bui

Section 11.03 Public Announcements. Except as required by law, none of the Parties shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party.

Section 11.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 11.05 Entire Agreement; Construction. This Agreement (including the Disclosure Schedule), the Ancillary Agreements and any other exhibits, schedules and certificates referred to herein or therein shall constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.06 Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Seller, the Agent and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller, the Agent or the Purchaser), as the case may be, and any attempted assignment without such consent shall be null and void.

Section 11.07 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the Seller, the Agent and the Purchaser that expressly references the Section of this Agreement to be amended.

Section 11.08 Waiver. Any Party (and in the case of the Seller, with the prior written consent of the Agent) may (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant to this Agreement, or (iii) waive compliance with any of the agreements of the other Party or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Parties to be bound thereby. Any waiver of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition of this Agreement, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 11.09 No Third-Party Beneficiaries. Except as provided in Article X and as set forth in Section 11.14, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 11.10 Specific Performance. The Parties acknowledge and agree that the Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any Party could not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at Law. Accordingly, such Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.

Section 11.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Arizona without regard to the conflict of law principles thereof. All legal proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Arizona federal court sitting in the County of Maricopa of the City of Phoenix; provided, however, that if such federal court does not have jurisdiction over such legal proceeding, such legal proceeding shall be heard and determined exclusively in any Arizona state court sitting in Maricopa County, Arizona. Consistent with the preceding sentence, the Parties hereto hereby (i) submit to the exclusive jurisdiction of any federal or state court sitting in Maricopa County for the purpose of any legal proceeding arising out of or relating to this Agreement brought by any party hereto, (ii) agree that service of process will be validly effected by sending notice in accordance with Section 11.02, and (iii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such legal proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the legal proceeding is brought in an inconvenient forum, that the venue of the legal proceeding is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

Section 11.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

Section 11.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “.pdf” form) in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 11.14 The Agent and the Lenders.

(a) Notwithstanding anything to the contrary herein, the Agent (for itself and the Lenders) will be deemed a third-party beneficiary hereunder entitled to exercise and enforce any and all rights, powers, privileges and remedies of the Seller pursuant to this Agreement or any other agreement, instrument or document executed in connection herewith and, as provided in the applicable Loan Documents (as defined in the Credit Agreement), the Agent, for the benefit of itself and the Lenders, will have a first priority lien on Seller’s respective right, title and interest in and to this Agreement and the other agreements, instruments and documents executed in connection herewith. Without limiting the generality of the foregoing, and notwithstanding anything to the contrary in this Agreement or in any other agreement, instrument or document executed in connection herewith, the Seller will not exercise any right to terminate, or execute and deliver or otherwise provide any waivers, consents or amendments under, this Agreement or any of the other agreements, instruments or documents executed in connection herewith, without the prior written consent of the Agent.

(b) Notwithstanding anything to the contrary in this Agreement or any other agreement, instrument or document executed in connection herewith, none of the Agent or the Lenders (i) is making any representations or warranties to any or all of the Seller, the Purchaser or any of their respective Affiliates in connection with this Agreement or any other agreement, instrument or document executed in connection herewith, or the transactions contemplated herein or therein, (ii) will be liable to any Person for any breach by any or all of the Seller, the Purchaser or any of their respective Affiliates or any of their respective representations, warranties, covenants or other agreements in connection with this Agreement or any other agreement, instrument or document executed in connection herewith or any of the transactions contemplated herein or therein, or (iii) will have any Liabilities under or in respect of any of this Agreement or any other agreement, instrument or document executed in connection herewith or any of the transactions contemplated herein or therein. Without limiting the generality of the foregoing, under no circumstances will any or all of the Agent and the Lenders be obligated to return or otherwise disgorge to or for the benefit of the Purchaser or any Affiliate thereof any proceeds of the Closing Date Payment, the Purchase Price or other amounts remitted to any or all of the Agent and the Lenders.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above by its respective officer thereunto duly authorized.

SELLER:

MOBILE MINI, INC.

By:	/s/ Erik Olsson
Name:	Erik Olsson
Title:	Chief Executive Officer

PURCHASER:

NEW ACTON MOBILE INDUSTRIES LLC

By:	/s/ Ross Gatlin
Name:	Ross Gatlin
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]